Exhibit 5.1
[LETTERHEAD OF COMPLETE PRODUCTION SERVICES, INC.]
August 4, 2006
Complete Production Services, Inc.
11700 Old Katy Road, Suite 300
Houston, Texas 77079
Attn: Board of Directors

Re:	Registration Statement on Form S-8
Gentlemen:
     In connection with the registration of an aggregate of 6,010,983 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), to be issued pursuant to the Complete Production Service, Inc. Amended and Restated 2001 Stock Incentive Plan, the I.E. Miller Services, Inc. 2004 Stock Incentive Plan, and the Complete Energy Services, Inc. 2003 Stock Incentive Plan, as amended (collectively, the “Plans”) under the Securities Act of 1933, as amended, by Complete Production Services, Inc., a Delaware corporation (the “Company”), on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”), you have requested an opinion with respect to the matters set forth below.
     In my capacity as General Counsel of the Company, I am familiar with the proceedings taken, and proposed to be taken, by the Company in connection with the authorization, issuance and sale of the Shares and, for the purposes of this opinion, I have assumed such proceedings will be timely completed in the manner presently proposed.
     As such counsel, I have examined such matters of fact and questions of law considered appropriate for purposes of rendering the opinions expressed below. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies. With your consent I have relied upon certificates of an officer of the Company and others with respect to certain factual matters. I have not independently verified such factual matters.
     I am opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware (“DGCL”), and I express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.
     Subject to the foregoing and in reliance thereon, it is my opinion that, upon the issuance and sale of the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the applicable Plan, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the applicable Plan and the Registration Statement, including, without limitation, receipt of legal consideration in excess of the par value of the Shares issued, the Shares will be validly issued, fully paid and nonassessable securities of the Company.
     With your consent, I have assumed for purposes of the opinion paragraph above that: (i) the Shares will be delivered through the Depository Trust Company’s automated system for deposits and withdrawals of securities, (ii) the issuance of the Shares will be recorded in the books of the Company, and (iii) the Company will comply with all applicable notice requirements of Section 151 of the DGCL.
     I consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ James F. Maroney III
Vice President, General Counsel and Secretary